Exhibit 99.1

For Immediate Release
For more information, contact:

Anthony (Tony) Cristello
Standard Motor Products, Inc.
(972) 316-8107

Standard Motor Products, Inc. Announces
Appointment of New Director

New York, NY, April 4, 2022 ….… Standard Motor Products, Inc. (NYSE: SMP), a leading automotive parts manufacturer and distributor, announced today that Alejandro Cesar Capparelli has been appointed as an independent director to the Company’s Board of Directors. Mr. Capparelli will serve as a member of the Audit Committee, Compensation and Management Development Committee, Nominating and Corporate Governance Committee, and Strategic Planning Committee.

37-18 Northern Blvd., Long Island City, NY  11101
(718) 392-0200
www.smpcorp.com

In connection with the addition of Mr. Capparelli, the Board of Directors increased the size of the Board from ten to eleven directors and, effective as of May 19, 2022, approved a reduction in the size of the Board from eleven to ten directors upon the retirement of Mr. Richard Ward.

Mr. Capparelli, age 53, currently serves as the Vice President of Global Commercial Lifecycle Services of Rockwell Automation, Inc., an industrial automation and digital transformation company. He previously served as Rockwell Automation President in the Americas from 2020 to 2022, and President of Latin America from 2016 to 2020. Mr. Capparelli also held numerous roles of increasing responsibility in Rockwell’s sales, marketing, engineering, operations and customer support operations.

Mr. Capparelli holds a BS in Electrical Engineering from Universidad Nacional de Mar del Plata (Argentina).

Mr. Lawrence I. Sills, Standard Motor Products’ Chairman of the Board, stated, “We are very pleased to welcome Alejandro to our Board of Directors. Alejandro brings over 20 years of experience in engineering, industrial automation and digital transformation. In addition, Alejandro’s deep knowledge of international business development and strategy will greatly assist our Company in enhancing our business strategy abroad, and his business and senior leadership skills will be valuable assets to our Board. We look forward to Alejandro’s contributions to our Company.”

Under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Standard Motor Products cautions investors that any forward-looking statements made by the company, including those that may be made in this press release, are based on management’s expectations at the time they are made, but they are subject to risks and uncertainties that may cause actual results, events or performance to differ materially from those contemplated by such forward-looking statements. Among the factors that could cause actual results, events or performance to differ materially from those risks and uncertainties discussed in this press release are those detailed from time-to-time in prior press releases and in the company’s filings with the Securities and Exchange Commission, including the company’s annual report on Form 10-K and quarterly reports on Form 10-Q.  By making these forward-looking statements, Standard Motor Products undertakes no obligation or intention to update these statements after the date of this release.

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